D/LFT - Dreyfus Premier Managed
	  Income Fund

PROPOSED RESOLUTION



RESOLVED, that the transaction engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, hereby is determined to have been effected in compliance with the Procedures adopted by the Board with respect to such transaction.
H:\nsar exibits\resolution10f3.txt